UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2022

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12209	34-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Throckmorton Street, Suite 1200 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (817) 870-2601

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	RRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry into a Material Definitive Agreement

Private Placement

On February 1, 2022, Range Resources Corporation (the “Company”) completed a private offering of $500 million aggregate principal amount of 4.75% Senior Notes due 2030 (the “Notes”), which are jointly and severally guaranteed on a senior unsecured basis by each of the Company’s existing subsidiaries (collectively, the “Subsidiary Guarantors”).

The Notes were offered by the Initial Purchasers (as defined below) pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold in the United States absent registration or an applicable exemption from the registration requirements. The Company used the net proceeds from the offering, together with cash on hand and borrowings under its bank credit facility, to redeem all of its outstanding 9.250% senior notes due 2026 (the “2026 Senior Notes”).

Indenture

The terms of the Notes are governed by the Indenture, dated as of February 1, 2022 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes will mature on February 15, 2030. Interest will accrue from February 1, 2022 and will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2022.

The Notes are unsecured, rank equally with all of the existing and future senior unsecured debt of the Company and the Subsidiary Guarantors and rank senior to all of the existing and future subordinated debt of the Company and the Subsidiary Guarantors. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Subsidiary Guarantors. The Notes will rank effectively junior to any secured indebtedness of the Company and the Subsidiary Guarantors, including under the Company’s bank credit facility, and other secured obligations to the extent of the value of the assets constituting collateral securing such indebtedness and obligations.

The Company may, at its option, redeem some or all of the Notes at any time on or after February 15, 2025 at the redemption prices specified in the Indenture. Prior to such time, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 104.75% of the principal amount thereof, plus accrued and unpaid interest, if any, using all or a portion of the net proceeds of public sales of certain equity interests. In addition, before February 15, 2025, the Company may redeem some or all of the Notes at a redemption price equal to 104.750% of the aggregate principal amount of the Notes redeemed, plus the “applicable premium” and accrued and unpaid interest, if any, to, but not including, the redemption date.

Upon the occurrence of certain changes in control, the Company must offer to repurchase the Notes. The Indenture contains customary events of default (each an “Event of Default”). If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued but unpaid interest on, all the Notes then outstanding to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on, all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

The above description of the Indenture, the Notes and the guarantees is not complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 hereto and is incorporated by reference herein.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Notes, the Indenture and the related guarantees is incorporated by reference into this Item 2.03. The descriptions set forth in Item 1.01 and this Item 2.03 are qualified in their entirety by the full text of the Indenture.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated February 1, 2022, among Range Resources Corporation, the subsidiary guarantors named therein and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 4.75% Senior Note due 2030 (included in Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION

By:	/s/ Mark S. Scucchi
Mark S. Scucchi
Chief Financial Officer

Date: February 1, 2022

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